Exhibit 4(e)

PACCAR Financial Corp.

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

PACCAR Financial Corp. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”): The Company’s 1.650% Fixed Rate Medium-Term Notes, Series O, due August 11, 2021.

Description of the Notes

The following description of the Company’s 1.650% Fixed Rate Medium-Term Notes, Series O, due August 11, 2021 (the “Notes”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Indenture dated as of November 20, 2009, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit [4(e)] is a part. The term “senior debt securities,” as used herein, refers to all securities issued and issuable from time to time under the Indenture and includes the Notes. We encourage you to read the above referenced indenture for additional information. The Notes are listed on the New York Stock Exchange under the bond trading symbol of “PCAR /21”.

General

The following is a description of certain of the specific terms and conditions of the Notes.

•	Principal Amount: $250,000,000

•	Maturity Date: August 11, 2021

•	Interest Payment Dates: Semi-annually on each February 11 and August 11, commencing February 11, 2017

•	Record Dates: January 28 and July 28 preceding the applicable Interest Payment Date

•	Interest Rate: 1.650% per annum

•	Redemption: The Notes may not be redeemed prior to the Maturity Date.

•	Repayment: The Notes may not be repaid prior to the Maturity Date.

•	Specified Currency: USD

•	Form: Book-Entry

Ranking

The Notes issued under the Indenture are unsecured general obligations of the Company and rank equally with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. As of December 31, 2019, we had approximately $7.53 billion of senior indebtedness issued and outstanding. The notes will rank junior to secured indebtedness to the extent of related collateral. We currently do not have any secured indebtedness outstanding.

Interest Payments and Maturity

The Notes will bear interest from, and including, the date of issue, at 1.650% per annum until the principal amount of the note is paid or made available for payment. Interest payments on the Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the applicable fixed rate notes) to, but excluding, the related interest payment date or maturity, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date or the maturity of the Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or the maturity, as the case may be. Interest payable on an interest payment date will be payable to the person in whose name the Notes are registered at the close of business on January 28 and July 28, whether or not a Business Day, next preceding the interest payment date (the “record date”); provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

Until the Notes are paid or payment of the Notes is provided for, the Company will, at all times maintain a paying agent in The City of New York capable of performing the duties described in the Prospectus Supplement dated November 5, 2015 to be performed by the paying agent. The Company has appointed The Bank of New York Mellon as paying agent, acting through its corporate trust office at 101 Barclay Street, 7 West, New York, New York 10286. The Notes may be presented for registration of transfer or exchange at the corporate trust office of the paying agent. The Company will notify the holders of the Notes of any change in the paying agent or its address. There will be no service charge for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the Indenture not involving any transfer.

The Company may at any time purchase the Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may, at the discretion of the Company, be held, resold or surrendered to the paying agent for cancellation.

Covenants with respect to the Notes

Limitation on Liens

The Company will not permit any lien or security interest on its property or on the property of its majority owned subsidiaries, except any lien or security interest existing on the date of first issuance of any securities of a series or as permitted by the Indenture. The Indenture allows the Company to incur secured debt after the first date of issuance of securities of a series, if the securities of that series are secured equally and ratably with all other secured debt. The Indenture also permits the Company to incur secured debt, without providing security for the securities issued under the Indenture, in the following situations:

•	The aggregate amount of all secured debt (excluding secured debt permitted under any of the other exceptions listed immediately below) would not exceed 15% of the Company’s Consolidated Assets.

•	Liens or security interests on the stock or property of any corporation that existed at the time that corporation became a majority owned subsidiary of the Company.

•	Liens or security interests for debt between the Company and its majority owned subsidiaries or between the Company’s majority owned subsidiaries.

•	Liens or security interests in favor of any governmental body to secure progress, advance or other payments pursuant to any contract, statute or rule of court.

•	Liens or encumbrances on property repossessed by the Company or its subsidiaries in the ordinary course of their business.

•	Bankers’ liens or other rights of offset.

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Liens or security interests on property, and related rentals that existed at the time of acquisition of the property, or to secure debt for the purchase price of the property or the construction on the property, or were created prior to or within 180 days after the acquisition of the property or the completion of construction, for the purpose of financing all or part of the purchase price of or construction on the property.

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Any extension, renewal or replacement of any lien or security interest described above that is limited to the same property (plus improvements on such property) that secured the prior lien or security interest.

“Consolidated Assets” means the aggregate amount of assets (less applicable reserves for depreciation, amortization, unearned finance charges, allowance for credit losses and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated majority owned subsidiaries and computed in accordance with generally accepted accounting principles.

Change of Control

The Indenture does not prohibit a change of control of the Company or a recapitalization or highly leveraged transaction, unless the transaction or change of control includes a merger, consolidation or transfer of all or substantially all of the assets of the Company. There are no provisions for a right to acquire any increased interests or any other rights that would afford holders of the securities additional protection in the event of a change of control of the Company or a recapitalization or highly leveraged transaction. The Support Agreement between the Company and PACCAR Inc, dated as of June 19, 1989, requires PACCAR Inc to own, directly or indirectly, all outstanding voting stock of the Company and to provide financial assistance to the Company under certain circumstances.

Mergers and Sales of Assets by the Company

The Company may consolidate or merge with any other corporation, and it may transfer all or substantially all of its assets to another corporation, if the following conditions are satisfied:

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The surviving corporation, if other than the Company, shall be organized and existing under the laws of the United States, any State or the District of Columbia, and shall expressly assume payment of the principal of and premium, if any, and interest on the securities issued under the Indenture and the performance and observance of the Indenture;

•	The Company or the successor corporation shall not immediately after the transaction be in default under the Indenture; and

•	The Company and its property shall not become subject to a lien or security interest prohibited by the Indenture.

Except as permitted above, the Company has agreed to preserve its corporate existence.

Base Indenture Provisions

Events of Default

The following are Events of Default under the Indenture with respect to the securities of any series:

•	a default in the payment of principal of or any premium on any security of that series when due;

•	a default in the payment of any interest on any security of that series when due and continuance of such default for 30 days;

•	a default in the deposit of any sinking fund payment when due in respect of any security of that series;

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a default in the performance of any other covenant of the Company in the Indenture other than a covenant included in the Indenture solely for the benefit of a series of securities other than that series, and continuance of that default for 90 days after written notice;

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a default under any mortgage, indenture or instrument evidencing indebtedness of the Company, including the Indenture, which has resulted in the acceleration of indebtedness in excess of $50,000,000 in aggregate principal amount except that this amount shall not apply in respect to a default on securities of another series covered by the Indenture and the acceleration shall not have been rescinded or the indebtedness discharged within a period of 30 days after written notice as provided in the Indenture;

•	an event of bankruptcy, insolvency or reorganization as defined in the Indenture (a “bankruptcy event”); and

•	any other event of default provided for that series of securities.

If an Event of Default with respect to the securities of any series occurs and is continuing other than as a result of a bankruptcy event, the principal amount of all the securities of that series may be declared to be due and payable immediately by written notice as provided in the Indenture. If the securities of that series are original issue discount securities, the portion of the principal amount as may be specified in the terms of that series may be declared due and payable. This declaration may be made by either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series. The holders of a majority in principal amount of the outstanding securities of that series may, under the circumstances described in the Indenture, rescind and annul the acceleration. If an Event of Default with respect to the securities of any series occurs and is continuing as a result of the occurrence of a bankruptcy event, the principal amount (or, in the case of original issue discount securities, the portion thereof specified in the terms of that series) of all the securities of that series shall automatically become due and payable.

The trustee has the duty to act with the required standard of care during an Event of Default. The trustee is not obligated to exercise any of its rights or powers under the Indenture or to institute, conduct or defend any litigation under, or in relation to, the Indenture at the request or direction of any of the holders, unless the holders have offered to the trustee indemnity satisfactory to it. Subject to the provisions for the indemnification of the trustee and other conditions specified in the Indenture, the holders of a majority in principal amount of the outstanding securities of any series will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee, or

•	exercising any trust or power conferred on the trustee, with respect to the securities of that series.

The right of a holder of any security to institute a proceeding with respect to the Indenture is subject to certain conditions specified in the Indenture. Each holder has an absolute right to receive payment of principal, premium and interest, if any, when due and to institute suit for the enforcement of any such payment. The Indenture provides that the trustee is required to give the holders of the securities of any series written notice of any default within 90 days after the occurrence of the default, unless previously cured or waived. In the case of default in the payment of principal, premium or interest, or in the payment of any sinking fund or redemption installment, the trustee may withhold the notice of default if it determines it is in the interest of such holders to do so.

The Company is required to furnish to the trustee annually a statement as to the performance by the Company of its obligations under the Indenture and as to any default in its performance.

Modification and Waiver

The Company and the trustee may amend the Indenture with the consent of the holders of not less than a majority in principal amount of the outstanding securities of each series affected by the amendment. The Indenture may not be amended without the consent of the holder of each outstanding security adversely affected if the amendment:

•	changes the stated maturity date of the principal or interest on any security;

•	reduces the principal, premium or rate of interest on any security;

•	changes the method for determination of the rate of interest on any security so as to adversely affect the interests of the holder;

•	changes the premium payable upon the redemption of any security;

•	reduces the amount of principal of an original issue discount security payable upon acceleration of the maturity of the original issue discount security;

•	changes the place or currency of payment of principal, premium or interest on any security;

•	impairs the right to institute suit for the enforcement of any payment on any security; or

•	reduces the percentage of holders whose consent is required for amendment of the Indenture, waiver of compliance with the Indenture or waiver of defaults under the Indenture.

The Indenture also contains provisions permitting the Company and the trustee, without notice to or the consent of the holders of any securities issued thereunder, to modify or amend the Indenture. Such amendment may be effected, for among other reasons, in order to:

•	evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Indenture and the securities;

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add to the Company’s covenants for the benefit of the holders of all or any series of securities issued under the Indenture or to surrender any right or power conferred upon the Company with respect to all or any series of securities issued under the Indenture;

•	add any additional Events of Default with respect to all or any series of securities issued under the Indenture;

•	secure the securities;

•	establish the form or terms of securities of any series;

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evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the securities of one or more series and add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee; or

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cure any ambiguity or correct or supplement any provision which may be inconsistent with other provisions or to make any other provisions with respect to matters or questions arising under the Indenture which shall not adversely affect the interests of the holders of any series of securities issued thereunder.

The holders of a majority in principal amount of the outstanding securities of each series may, on behalf of all holders of securities of that series:

•	waive compliance by the Company with some restrictive provisions of the Indenture, and

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waive any past default under the Indenture with respect to securities of that series, except for a default in the payment of principal, premium or interest, or in respect of a covenant or condition which cannot be waived without the consent of each holder of securities of that series.

Satisfaction and Discharge

The Company may discharge its obligations under the securities of a specific series it satisfies the following requirements with respect to the securities of that series:

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The Company irrevocably deposits with the trustee in trust, sufficient funds to pay the principal of and premium, if any, and interest to maturity or redemption on the securities, or if the securities are payable in United States dollars, the amount of direct obligations of or fully guaranteed by the United States as will be sufficient to pay when due the principal of and premium, if any, and interest to maturity or redemption on the securities;

•	The Company pays all other sums payable on the securities, and

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if the deposit identified above occurs more than one year prior to the maturity or redemption of the securities, notice has been given to the holders of the securities, and the trustee has received an opinion of recognized tax counsel to the effect that the deposit and discharge will not result in recognition by the holders of the securities of income, gain or loss for United States Federal income tax purposes other than income, gain or loss which would have been recognized in like amount and at a like time absent the deposit, satisfaction and discharge.

Upon discharge, the holders of the securities of the specific series will no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the securities. The holders shall be paid only from the deposited funds or obligations.

Book-Entry Notes

Upon issuance, all Notes in book-entry form having the same date of issue, stated maturity date and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the “Global Notes”). Each Global Note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, NY, as depository, registered in the name of DTC or a nominee of DTC. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole:

•	by DTC to a nominee of DTC, or

•	by a nominee of DTC to DTC or another nominee of DTC, or

•	by DTC or any such nominee to a successor of DTC or a nominee of the successor.

The Notes have been issued in fully registered book-entry form, in denominations of $1,000 and integral multiples of $1,000. The Company will make payments of principal, and premium and interest, if any, on notes in book-entry form through the paying agent to the depository or its nominee.

Global securities will have the following terms:

•	A global security may not be transferred except as a whole by the depositary to a nominee or to a successor of the depositary, unless exchanged for securities in certificated form.

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Only persons that have accounts with the depositary or its nominee, which we refer to as a participant, or that may hold interests through a participant may own beneficial interests in a global security. These accounts will be designated by the applicable underwriters or agents or by the Company if the securities are offered and sold directly by the Company.

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Upon the issuance of a global security, the depositary will credit the principal amounts of the securities to the participants’ accounts on its book-entry registration and transfer system. Ownership and transfer of the ownership of a beneficial interest in a global security will be shown on and effected only through records maintained by the depositary or by the records of participants (with respect to interests of persons held through participants).

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So long as the depositary is the registered owner of a global security, the depositary will be considered the sole owner of the securities represented by the global security for all purposes under the Indenture. Owners of beneficial interests in a global security will not be entitled to: have the securities represented by the global security registered in their names; receive physical delivery of the securities in certificated form; or be considered the owners of the global security under the Indenture.

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Payments on global securities registered in the name of the depositary will be made to the depositary. The depositary will confirm to the Company that payments made with respect to a global security will immediately be credited to the participants’ accounts according to their interests as shown on the records of the depositary. The depositary shall be solely responsible for its records relating to beneficial ownership interests in the global security and for the allocation and distribution of payments made by the Company to the depositary.

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Each participant is responsible to make payments to the owners of beneficial interests in the global security held through that participant. Participants have the same obligation with respect to securities registered in “street name” and held for the accounts of customers. The participants shall be solely responsible for their records relating to beneficial ownership interests in the global security and for the allocation and distribution of payments made by the depositary to the participants.

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If the depositary for any global security resigns or is unable to continue as depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue securities in certificated form in exchange for the global security.

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The Company may at any time and in its sole discretion, subject to the procedures of the depositary, determine not to have the securities represented by a global security. In that event, the Company will issue securities of the same series in certificated form in exchange for the global security.

The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. This type of law may impair the ability to transfer beneficial interests in a global security.